Exhibit (c)(13)

DRAFT - CONFIDENTIAL

Illustrative Combination Financial Overview Key Assumptions and Sources & Uses

	Key Assumptions	Sources & Uses

Scope	■ Ipsen + Tribeca + Selenium + Octagen	Uses (€m)

Business Plan	■ Revised projections as per Ipsen Corporate Strategic Planning department	Exercise of Ipsen warrants Acquisition of outstanding shares	25 259

Timing	■ Tribeca transaction assumed to be completed as of 01-Jan-2008 ■ Octagen and Selenium transactions assumed to be completed during Q2 2008	Acquisition of shares resulting from stock options exercise Acquisition costs/fees Increase/(Decrease) in Ipsen gross cash	38 7 21

Tribeca Dilutive Instruments	■ Assumes exercise of Ipsen’s convertible bonds / warrants ■ Cash settlement of all in the money stock options ■ No exercise of Kingsbridge warrants	Total Uses (€m)	350
		Sources (€m)

		New credit facility	350

Synergies	■ Combined run-rate synergies of all transactions estimated at c. €7m per annum (50% in 2009, 100% thereafter)	Total Sources (€m)	350

Debt Assumptions	■ €350m of incremental debt assumed to be amortized over 5 years
	■ Servicing of incremental debt supported by cash at holding level

Exchange Rate	■ 1€ = 1.49$

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DRAFT - CONFIDENTIAL

Combined Key Financials In €m

In €m, IFRS	2007PF (1)	2008E	2009E	2010E	2011E	08-11 CAGR
P&L Items
Sales	927	1,000	1,121	1,262	1,419	12.4%
Other Revenues	73	92	81	61	71	(8.2)%
Revenues	1,001	1,091	1,202	1,323	1,490	10.9%
Growth in %		9.1%	10.2%	10.0%	12.6%
EBITDA	210	201	235	265	354	13.9%
% of Sales	22.6%	20.1%	21.0%	21.0%	24.9%
EBITA	169	164	198	224	308	23.3%
% of Sales	18.2%	16.5%	17.7%	17.7%	21.7%
Interest income/(expense)		(5)	(2)	1	6
Reported Net income		110	140	166	235	28.9%
% of Sales		11.0%	12.5%	13.2%	16.6%

Cash Flow Items
Net result (a)		110	140	166	235
Decrease/(Increase) in WC (b)		20	33	(40)	(55)
Other operating cash flow (incl. D&A) (c)		30	27	69	90
Capex (d)		(104)	(76)	(83)	(64)
Debt repayment (e)		(70)	(70)	(70)	(70)
Dividends (f)		(33)	(33)	(42)	(50)
Increase in cash (g) = (a) + (b) + (c) + (d) + (e) + (f)		(47)	22	(0)	87

Balance Sheet Items
Initial gross financial debt	30	30	30	30	30
Acquisition debt: debt (year n) = debt (year n-1) + (e)	350	280	210	140	70
Cash position (2) : position (year n) = position (year n-1) + (g)	392	345	367	366	453
Net cash/(debt) position	12	35	127	196	353
Net debt / EBITDA x	-	-	-	-	-

Shareholder Equity	751	828	935	1,059	1,245
Net debt / Shareholder Equity x	-	-	-	-	-

(1) PF for Tribeca acquisition as of 01-Jan-2007

(2) 2007PF Cash position: Ipsen cash position: (€247m) + Tribeca cash position: (€76m)

+ Increase in Tribeca cash position following stock options and Ipsen warrants exercise: (€48m) + Increase in Ipsen cash (€21m)

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DRAFT - CONFIDENTIAL

Combined Key Financials Excluding Dividends and Repayment of New Debt Facility

In €m

In €m, IFRS	2007PF	(1)	2008E	2009E	2010E	2011E	08-11 CAGR
P&L Items
Sales	927		1,000	1,121	1,262	1,419	12.4%
Other Revenues	73		92	81	61	71	(8.2)%
Revenues	1,001		1,091	1,202	1,323	1,490	10.9%
Growth in %			9.1%	10.2%	10.0%	12.6%
EBITDA	210		201	235	265	354	13.9%
% of Sales	22.6%		20.1%	21.0%	21.0%	24.9%
EBITA	169		164	198	224	308	23.3%
% of Sales	18.2%		16.5%	17.7%	17.7%	21.7%
Interest income/(expense)			(5)	(3)	1	6
Reported Net income			110	140	166	235	28.9%
% of Sales			11.0%	12.5%	13.1%	16.6%

Cash Flow Items
Net result (a)			110	140	166	235
Decrease/(Increase) in WC (b)			20	33	(40)	(55)
Other operating cash flow (incl. D&A) (c)			30	27	69	90
Capex (d)			(104)	(76)	(83)	(64)
Debt repayment (e)			-	-	-	-
Dividends (f)			-	-	-	-
Increase in cash (g) = (a) + (b) + (c) + (d) + (e) + (f)			56	124	111	206

Balance Sheet Items
Initial gross financial debt	30		30	30	30	30
Acquisition debt: debt (year n) = debt (year n-1) + (e)	350		350	350	350	350
Cash position (2) : position (year n) = position (year n-1) + (g)	392		448	573	684	890
Net cash/(debt) position	12		68	192	304	510
Net debt / EBITDA x	-		-	-	-	-

Shareholder Equity	751		861	1,001	1,167	1,402
Net debt / Shareholder Equity x	-		-	-	-	-

(1) PF for Tribeca acquisition as of 01-Jan-2007

(2) 2007PF Cash position: Ipsen cash position: (€247m) + Tribeca cash position: (€76m)

+ Increase in Tribeca cash position following stock options and Ipsen warrants exercise: (€48m) + Increase in Ipsen cash (€21m)

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